                                  SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to 240.14a-11-C- or 240.14a-12
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-(e)(2)

                            INTERNATIONAL BANCSHARES CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14a-6(I)(1)
           and 0-11.
           1)   Title of each class of securities to which transaction
                applies:
                ----------------------------------------------------------
           2)   Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           3)   Per unit price or other underlying value of transaction
                computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and sate how
                it was determined):
                ----------------------------------------------------------
           4)   Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           5)   Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1)   Amount Previously Paid:
                ----------------------------------------------------------
           2)   Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           3)   Filing Party:
                ----------------------------------------------------------
           4)   Date Filed:
                ----------------------------------------------------------

                      INTERNATIONAL BANCSHARES CORPORATION
                            Post Office Drawer 1359
                            Laredo, Texas 78042-1359

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 17, 2001

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of International Bancshares Corporation (the "Company") will be held at the LAREDO COUNTRY CLUB, 1415 COUNTRY CLUB DRIVE, LAREDO, TEXAS, ON MAY 17, 2001 AT 7:00 P.M. for the following purposes:

    (1) To elect ten (10) directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified;

    (2) To approve the appointment of independent auditors for the 2001 fiscal year;

    (3) To consider and vote on a proposal to approve an amendment to add 300,000 additional shares to the 1996 International Bancshares Corporation Stock Option Plan;

    (4) To transact such other business as may lawfully come before the meeting or any adjournment thereof.

    The record date for the meeting has been fixed at April 5, 2001. Only shareholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

    In order to ensure the representation of a quorum at the meeting, shareholders who do not expect to attend the meeting in person are urged to sign the enclosed proxy and return it promptly to the Trust Division, International Bank of Commerce, P. O. Drawer 1359, Laredo, Texas 78042-1359. A return envelope is enclosed for that purpose.

                                  INTERNATIONAL BANCSHARES CORPORATION
                                  Dennis E. Nixon
                                  President

Dated: April 16, 2001

                      INTERNATIONAL BANCSHARES CORPORATION
                            1200 San Bernardo Avenue
                              Laredo, Texas 78040

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

                     SOLICITATION AND REVOCATION OF PROXIES

    The accompanying proxy is solicited by the Board of Directors of International Bancshares Corporation, a Texas Corporation (the "Company") to be voted at the Annual Meeting of Shareholders to be held on May 17, 2001 at 7:00 p.m. at the LAREDO COUNTRY CLUB, 1415 COUNTRY CLUB DRIVE, LAREDO, TEXAS. The Company will bear the cost of such solicitation. It is expected that the solicitation of proxies will be primarily by mail. Proxies may be solicited personally by regular employees of the Company at a nominal cost. Any shareholder giving a proxy has the power to revoke it at any time prior to the voting of the proxy by giving notice in person or in writing to the Secretary of the Company or by appearing at the Annual Meeting and voting in person. The approximate date on which this proxy statement and the accompanying form of proxy are first sent or given to security holders is April 16, 2001.

                               VOTING AT MEETING

    Only holders of record of common stock, par value $1.00 per share ("Common Stock"), of the Company at the close of business on April 5, 2001, shall be entitled to vote at the meeting. There were 21,312,026 shares of Common Stock issued and outstanding on the record date held of record by approximately 1988 shareholders. Each share of Common Stock is entitled to one vote.

    All shares entitled to vote represented by a properly executed and unrevoked proxy received in time for the meeting will be voted at the meeting in accordance with the instructions given, but in the absence of instructions to the contrary, such shares will be voted affirmatively. Persons empowered as Proxies will also be empowered to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof. If any nominee shall be unable to serve, which is not now contemplated, the proxies will be voted for such substitute nominee(s) as the Board of Directors recommends.

    A quorum for the transaction of business at the Annual Meeting requires representation, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock. The judges of election will treat abstentions and broker non-votes as shares that are present for purposes of determining the presence of a quorum for the transaction of business at the meeting. A quorum with respect to any specific proposal to be voted on at the Annual Meeting requires representation, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote on the proposal. Abstentions will be treated as present and entitled to vote with respect to any proposal submitted to the shareholders for a vote for purposes of determining both the presence of a quorum with respect to such proposal and the approval of such proposal. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, the holder(s) of such shares will not be considered as present and entitled to vote with respect to such matter for purposes of determining either the presence of a quorum with respect to such matter or the approval of such matter. With respect to any proposal other than the election of directors, such proposal shall be determined by the affirmative vote of the holders of a majority of the shares of Common Stock represented, in person or by proxy, at the meeting and entitled to vote thereon. Thus, abstention with respect to any such matter will have the same legal effect as a vote against such matter, while broker non-votes will not affect the outcome of such matter. With respect to the election of directors, the directors shall be elected by a plurality vote of the holders of shares of Common Stock present at the meeting and entitled to vote thereon.

                                  PROPOSAL--1
                             ELECTION OF DIRECTORS

    Ten directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting. Each director is to hold office until the next Annual Meeting and until his/her successor is elected and qualified. The Proxies named in the accompanying proxy, who have been designated by the Board of Directors of the Company, intend to vote for the following nominees, unless otherwise instructed in such proxy. Certain information concerning each nominee is set forth below, including information regarding each nominee's positions with International Bank of Commerce, the Company's lead bank subsidiary ("IBC"):

                                        SERVED AS
NOMINEE FOR                             DIRECTOR
DIRECTOR                               SINCE(1)(3)     AGE      PRINCIPAL OCCUPATION (2)
-----------                            -----------   --------   ------------------------
Lester Avigael.......................      1966         74      Retail Merchant and Director of IBC

Irving Greenblum.....................      1981         71      Retail Merchant (Muebleria Mexico,
                                                                S.A.)

R. David Guerra......................      1993         48      Vice President of the Company since
                                                                1986 and President of the IBC Branch
                                                                in McAllen, Texas and Director of IBC

Daniel B. Hastings Jr................      2000         53      Licensed U.S. Custom Broker and
                                                                Director of IBC

Richard E. Haynes....................      1977         58      Attorney at Law; Real Estate
                                                                Investments; and Director of IBC

Sioma Neiman.........................      1981         73      International entrepreneur

Peggy J. Newman......................      1997         69      Real Estate Investments; President of
                                                                Newman Poultry Co. and Director of
                                                                IBC since 1996

Dennis E. Nixon......................      1975         58      Chairman of the Board of the Company
                                                                since May 1992 and President of the
                                                                Company since 1979; President, Chief
                                                                Executive Officer and Director of IBC

Leonardo Salinas.....................      1976         67      Real Estate Investments and Director
                                                                of IBC

Antonio R. Sanchez, Jr...............      1995         58      Chairman of the Board of Sanchez
                                                                Oil & Gas Corporation; Investments;
                                                                and Director of IBC

------------------------

(1) Includes time served as director of IBC prior to July 28, 1980 when the Company became the successor issuer to IBC.

(2) Except as otherwise noted, each nominee has held the office indicated or other offices in the same company for the last five years.

(3) Leonardo Salinas, who had served as Vice President of the Company and Senior Executive Vice President of IBC, retired as of June 30, 2000.

    None of the nominees for director and none of the executive officers of the Company have a family relationship with any of the other nominees for director or executive officers.

    None of the above nominees is a director of any other company which has a class of securities registered under, or is required to file reports under, the Securities Exchange Act of 1934 or of any company registered under the Investment Company Act of 1940, except for Mr. Sanchez who serves as director of Conoco Oil and Zixit Corporation.

                               EXECUTIVE OFFICERS

    The executive officers of the Company are Dennis E. Nixon, President and Chairman of the Board; David Guerra, Vice President; and Imelda Navarro, Treasurer, all of whom are nominees for director except for Imelda Navarro. Imelda Navarro, age 43 is presently Treasurer of the Company and Senior Executive Vice President of IBC and has served IBC since 1975 and the Company since 1982.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Audit Committee of the Board of Directors during 2000 consisted of Lester Avigael, Irving Greenblum and Richard E. Haynes. The Committee met five times during the 2000 fiscal year. Each member of the Committee attended all five meetings. The primary functions of the Audit Committee are to recommend the appointment of the independent auditors; to review annual and quarterly financial reports and to review the results of examinations by the internal auditor and the independent auditors. Under applicable law, the Audit Committee is required to review with management and the independent auditors the basis for all financial reports.

    The Stock Option Plan Committee of the Board of Directors during 2000 consisted of Lester Avigael, Irving Greenblum and Richard E. Haynes. The Committee met three times during the 2000 fiscal year. Each member of the Committee attended all three meetings. The primary function of the Stock Option Plan Committee is the administration of the 1996 International Bancshares Corporation Stock Option Plan.

    The Board of Directors of the Company does not have a standing nominating committee or a committee, which performs similar functions.

    During 2000, the Board of Directors held eight meetings. All of the directors attended at least 75% of the aggregate of the total number of meetings of the Company's Board of Directors, except for Daniel B. Hastings, Jr., Sioma Neiman, Peggy J. Newman and Antonio R. Sanchez, Jr. who attended fewer than 75% of such meetings.

                             PRINCIPAL SHAREHOLDERS

    Insofar as is known to the Company, no person beneficially owned, as of April 5, 2001, more than five percent of the outstanding Common Stock of the Company, except as follows:

                                                               SHARES OF COMMON STOCK    PERCENT
NAME AND ADDRESS                                              BENEFICIALLY OWNED AS OF      OF
OF BENEFICIAL OWNER                                                APRIL 5, 2001          CLASS
-------------------                                           ------------------------   --------
Alicia M. Sanchez(1)(3).....................................           1,660,234           7.76%
2119 Guerrero Street
Laredo, Texas 78040

A. R. Sanchez Jr.(2)(3).....................................           4,655,790          21.78%
P.O. Box 2986
Laredo, Texas 78040

------------------------

(1) All the shares shown for Mrs. Alicia M. Sanchez are held in her name and a family limited partnership SANTIG, Ltd., for which Mrs. Sanchez serves as co-general partner. Mrs. Sanchez has the sole power to vote and to dispose of all of the 856,601 shares held by herself. As a co-general partner of SANTIG, Ltd., Mrs. Sanchez has shared power to vote or to dispose the 803,633 shares held by such partnership. As the managing general partner of SANTIG, Ltd., A. R. Sanchez, Jr. also has shared power to vote or to dispose of the 803,633 shares held by such partnership. Mrs. Sanchez is the mother of A. R. Sanchez Jr.

(2) A. R. Sanchez Jr. owns directly and has the sole power to vote and to dispose of 1,442,499 shares owned by him. Mr. Sanchez also controls the disposition of 2,406,338 shares as trustee for trusts in which various family members, including his children, have a vested interest in the income and corpus of such trusts. He also serves as managing general partner for SANTIG, Ltd., a family limited partnership, which owns 803,633 shares.
    Mr. Sanchez has shared power with Mrs. Alicia Sanchez to vote or to dispose of the shares held by SANTIG, Ltd. Mr. Sanchez also has the power to vote and dispose of 3,320 shares, which were gifted to the A. R. Sanchez and Maria J. Sanchez Foundation.

(3) Mrs. Alicia M. Sanchez and A. R. Sanchez, Jr. together have either the sole or shared power to vote or to dispose of a total of 5,512,391 shares representing 25.8% of the outstanding Common Stock of the Company.

                        SECURITY OWNERSHIP OF MANAGEMENT

    Based upon information received from the persons concerned, each of whom is a director and nominee for director, the following individuals and all directors and executive officers of the Company as a group owned beneficially as of April 5, 2001, the number and percentage of outstanding shares of Common Stock of the Company indicated in the following table:

NAME OF INDIVIDUAL                                            SHARES BENEFICIALLY OWNED   PERCENT
OR IDENTITY OF GROUP                                             AS OF APRIL 5, 2001      OF CLASS
--------------------                                          -------------------------   --------
Lester Avigael(1)...........................................            183,808                *
Irving Greenblum(2).........................................            201,023                *
R. David Guerra(3)..........................................            174,435+               *
Daniel B. Hastings, Jr......................................             25,765                *
Richard E. Haynes...........................................             17,728                *
Sioma Neiman(4).............................................            634,622             2.97%
Peggy J. Newman.............................................              5,062                *
Dennis E. Nixon(5)..........................................          1,048,391+            4.90%
Leonardo Salinas............................................             78,151                *
A. R. Sanchez Jr.(6)........................................          4,655,790            21.78%
All Directors and Executive Officers as a group (11
  persons)(7)...............................................          7,115,440            33.28%

------------------------

*   Ownership of less than one percent.

+ Include shares, which are issuable upon the exercise of options exercisable on or prior to June 1, 2001 ("currently exercisable options").

(1) The holdings shown for Mr. Avigael include 100,000 shares held in the name of Avigael Investments which he has the power to dispose of and to vote.

(2) The holdings shown for Mr. Greenblum include 2,806 shares held in a family limited partnership, which he has the power to dispose of and to vote.

(3) The holdings shown for Mr. Guerra include 3,067 shares, which are issuable upon the exercise of currently exercisable options. The holdings shown for Mr. Guerra include 171,368 shares, which he and his wife hold in their names jointly.

(4) The holdings shown for Mr. Neiman include 634,622 shares in the name of Inar Investments, Corp., of which he is the Managing Director.

(5) The holdings shown for Mr. Nixon include 43,662 shares, which are issuable upon the exercise of currently exercisable options. The holdings shown for Mr. Nixon also include 3,834 shares held in the name of his wife.

(6) A. R. Sanchez Jr. owns directly and has the sole power to vote and to dispose of 1,442,499 shares owned by him. Mr. Sanchez also controls the disposition of 2,406,338 shares as trustee for trusts in which various family members, including his children, have a vested interest in the income and corpus of such trusts. He also serves as managing general partner for SANTIG, Ltd., a family limited partnership, which owns 803,633 shares.
    Mr. Sanchez has shared power with Mrs. Alicia Sanchez to vote or to dispose of the shares held by SANTIG, Ltd. Mr. Sanchez also has the power to vote and dispose of 3,320 shares, which were gifted to the A. R. Sanchez and Maria J. Sanchez Foundation.

(7) The holdings shown for all directors and executive officers as a group include 67,386 shares which are issuable upon the exercise of currently exercisable options.

    Except as reflected in the notes to the preceding table, each of the individuals listed in the table owns directly the number of shares indicated in the table and has the sole power to vote and to dispose of such shares.

                             EXECUTIVE COMPENSATION

SUMMARY

    The following table contains information concerning the compensation awarded during each of the last three years for the Chief Executive Officer of the Company and the other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 in 2000.

                           SUMMARY COMPENSATION TABLE

                                                                   LONG TERM
                                  ANNUAL COMPENSATION             COMPENSATION
NAME AND                    --------------------------------       SECURITIES       ALL OTHER(3)
PRINCIPAL POSITION            YEAR     SALARY(1)   BONUS(2)    UNDERLYING OPTIONS   COMPENSATION
------------------          --------   ---------   ---------   ------------------   ------------
Dennis E. Nixon               1998      341,482    1,000,000             --            10,416
Chairman of the Board,        1999      348,995    1,000,000             --            11,648
President and Director        2000      361,166    1,000,000             --            12,298
of the Company;
President,
CEO and Director of IBC

R. David Guerra               1998      189,023       45,520             --            11,355
Vice President and            1999      188,586       35,269          2,500            11,605
Director of the Company;      2000      194,114       35,269             --            11,948
President of IBC branch
in McAllen, Texas and
Director of IBC

Imelda Navarro                1998      103,425       25,733          5,000             7,606
Treasurer of the Company      1999      130,154       29,668          1,750             8,887
Senior Executive Vice         2000      134,570       31,268             --             9,132
President of IBC

------------------------

(1) These amounts do not include certain perquisites and other personal benefits, securities or property received by the officers which did not exceed the lesser of $50,000 or 10% of such executive officer's total salary and bonus set forth in the table; however, such amounts include directors fees as well as certain expense allowances. All cash compensation paid to the named officers was paid by IBC. The Company does not pay any cash compensation to any officer.

(2) All amounts shown in this column are discretionary cash bonuses except $500,000 paid to Mr. Nixon for services rendered in 2000, 1999 and 1998 pursuant to the Executive Incentive Compensation Plan.

(3) All amounts shown in this column consist of funds contributed or allocated by the Company pursuant to the Company's Employee Profit Sharing Plan and Trust, a deferred profit sharing plan for employees with one year of continual employment.

    Each director of the Company and each director of IBC receives compensation for his services as a director in the amount of $800 for each meeting of the Board he attends and $300 for each meeting of a committee of the Board he attends. Salaried officers who are directors are not compensated for committee meetings. The director fees paid to the named executive officers are included in the salary totals set forth in the table.

STOCK OPTIONS

    During 2000, the Company did not grant options to any of the named executive officers of the Company.

    The following table reflects certain information regarding individual exercises of stock options with respect to the Common Stock during 2000 and through April 5, 2001 by each of the named executive officers of the Company.

                      AGGREGATED OPTION EXERCISES IN 2000
                            AND FY-END OPTION VALUES

                                                   NUMBER OF
                                                  UNDERLYING       VALUE OF
                                                   SHARES OF      UNEXERCISED
                                                  UNEXERCISED    IN-THE-MONEY
                                                  OPTIONS AT      OPTIONS AT
                          SHARES                   12/31/00        12/31/00
                        ACQUIRED ON    VALUE     EXERCISABLE/    EXERCISABLE/
                         EXERCISE     REALIZED   UNEXERCISABLE   UNEXERCISABLE
NAME                        (#)        ($)(1)         (#)           ($)(1)
----                    -----------   --------   -------------   -------------
Dennis E. Nixon           -0-           -0-         43,692/        694,130/
                                                     10,226         110,748

R. David Guerra          3,066        29,310         3,067/         29,345/
                                                      4,317          35,095

Imelda Navarro            -0-           -0-         20,657/        297,875/
                                                      5,828          34,450

------------------------

(1) Based on market value of underlying shares minus aggregate exercise price.

                  REPORT OF THE SALARY AND STEERING COMMITTEE

    The Company's compensation package for each of its executive officers consists of base salary, annual discretionary bonus and a discretionary incentive stock option grant. Also, certain executive officer(s) may receive compensation pursuant to the Company's Executive Incentive Compensation Plan. Stock option grants are determined by the Company's Compensation Committee and are discussed under the Committee's separate report below. All cash compensation paid to executive officers of the Company is paid by IBC. Base salary levels and annual bonuses are recommended by the Salary and Steering Committee of IBC (the "Committee").

    The Committee's recommendations regarding each executive officer's compensation is subjective with regard to both the base salary and bonus. The annual financial performance of IBC is the most important factor in the subjective analysis. The bonus program is intended to compensate each executive officer for the officer's contribution to IBC's financial performance during the previous year. At the end of each year based on the financial performance of IBC and the perceived contribution by each executive officer, a base salary recommendation for the next year and a bonus recommendation for the previous year is made for each executive officer by the Committee. The overall bonus pool for executive officers is affected by the earnings performance of IBC for the previous year. All base salary and bonus recommendations of the Committee are subject to final approval of the Board of Directors of IBC.

    With respect to the compensation of Mr. Nixon, the CEO of the Company, the Committee recommends to the Board of Directors the CEO's salary and bonus based on its subjective determination. In determining the CEO compensation, the Committee reviews the objectives of the Company for the previous year and the attainment thereof, principally including the Company's financial performance. For services rendered to IBC in 2000, Mr. Nixon received a cash bonus under IBC's discretionary cash bonus program of $500,000. During 2000, the Company met both the return on average total assets and the return on average total shareholders' equity targets established pursuant to the 1998 Executive Incentive Compensation Plan (the "EICP") by the Committee. Accordingly, Mr. Nixon received an incentive award under the EICP of $500,000 for services rendered to the Company during 2000. The amounts of the cash bonus and the incentive award were largely affected by the strong financial results of the Company during 2000, which included (i) net income of $75.2 million, or $3.51 per share-basic, an amount which represents a 16% increase in earnings per share compared to the previous year, (ii) the Company's excellent return on average total assets of 1.33% and
(iii) the Company's strong return on average total shareholders' equity of 20.92%.

    The Salary and Steering Committee has considered the limitations on deductibility of compensation of the named executive officers under
Section 162(m) of the Internal Revenue Code. The Steering Committee's current policy is to ensure that substantially all such compensation is deductible under
Section 162(m) when paid.

         Lester Avigael         Richard E. Haynes        Dennis E. Nixon

                   REPORT OF THE STOCK OPTION PLAN COMMITTEE

    The Stock Option Plan Committee of the Board of Directors determines the stock option grants to executive officers and key salaried employees of the Company. During 2000, the Stock Option Plan Committee met and granted options to purchase a total of 133,000 shares of Common Stock to several of the key salaried employees of the Company of which 120,000 shares represented the grant of non-qualified stock options to certain employees of the Gulf Star Group. The primary purpose of the Company's Stock Option Plan is to increase the interest of the executive and key salaried employees of the Company and the subsidiary banks in its future growth and success through the added incentive created by the opportunity afforded for stock ownership under the Plan. The size of the option grants were determined by the Stock Option Plan Committee based upon a subjective assessment of the respective employee's performance, compensation level and other factors. The exercise price of each option equaled the fair market value of the Common Stock as of the date of grant.

         Lester Avigael        Irving Greenblum        Richard E. Haynes

                         REPORT OF THE AUDIT COMMITTEE

    The Company's Audit Committee is responsible for providing objective and independent oversight of the Company's accounting functions and internal controls. Such oversight responsibility includes, but is not limited to, making recommendations concerning the engagement of independent public accountants, reviewing the financial statements and the scope of the independent annual audit, reviewing and reassessing the adequacy of the Audit Committee's charter, reviewing the independent public accountants, considering the range of audit and non-audit fees, monitoring internal financial and accounting controls and performing such other oversight functions as may be requested from time to time by the Board of Directors.

REPORT:

    The Audit Committee has:

    --reviewed and discussed the audited financial statements with management;

    --discussed with the independent auditors the matters required to be discussed by SAS 61; and

    --received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and discussed with the auditors the auditors' independence.

    Based on the review and discussions with management and the Company's independent accountants referenced above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the SEC.

    The Board of Directors has determined that the members of the Audit Committee are "independent" as defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Audit Committee has adopted a written charter. The charter is included as "Appendix A" to this proxy statement.

    This report is submitted on behalf of the Audit Committee.

         Lester Avigael        Irving Greenblum        Richard E. Haynes

                     FEES PAID TO PRINCIPAL ACCOUNTING FIRM

    During the year ended December 31, 2000 the Company was billed for the following fees by the Company's principal accounting firm, KPMG LLP:

AUDIT FEES FOR FISCAL YEAR 2000.............................  $225,000
FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION.....  $      0
ALL OTHER FEES..............................................  $269,912

    The Audit Committee has considered whether the provision of services covered in billings included under "All Other Fees" listed above is compatible with maintaining the principal accounting firm's independence. The Audit Committee has concluded that the provisions of such non-audit services would not jeopardize the independence of KPMG LLP.

         SALARY AND STEERING COMMITTEE AND STOCK OPTION PLAN COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

    The Salary and Steering Committee members during 2000 were Lester Avigael, Richard E. Haynes and Mr. Nixon, who serves as President and Chairman of the Board of the Company and President and CEO of IBC, and who is consulted with respect to compensation decisions for all executives and key salaried employees other than for himself. Stock Option grants are determined by the Stock Option Plan Committee whose members were Lester Avigael, Richard E. Haynes and Irving Greenblum. Messrs. Richard E. Haynes and Dennis E. Nixon each have total indebtedness outstanding with the Company and/or the subsidiary banks of the Company in an amount which exceeds $60,000, which indebtedness is fully performing and is included in the disclosure regarding the aggregate amount receivable to the banks and the Company from certain related parties of the Company set forth on pages 11 and 12, under the caption "Interest of Management in Certain Transactions".

FINANCIAL PERFORMANCE

    The following graph illustrates the cumulative return experienced by the Company's shareholders for the period commencing on December 31, 1995 and ending at year end 2000 as compared with the cumulative total returns of the other companies included within the Standard & Poor's 500 Stock Index and Standard & Poors Regional Banks Index. The calculations were prepared on a dividends-reinvestment basis.

                             TOTAL RETURN ANALYSIS

                      INTERNATIONAL BANCSHARES CORPORATION
                               VS. MARKET INDICES
                         YEAR END: 12/31/95 TO 12/31/00

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                      1995  1996  1997  1998  1999  2000
INT. BCSHS. CORP.      100   152   279   232   261   246
S & P 500 INDEX        100   123   164   211   255   232
MAJOR REGIONAL BANKS   100   137   205   227   195   249

                           INTEREST OF MANAGEMENT IN
                              CERTAIN TRANSACTIONS

    Some of the directors, executive officers and nominees for directors of the Company and IBC and principal shareholders of the Company and their immediate families and the companies with which they are associated were customers of, and had banking transactions with, the Company's subsidiary banks in the ordinary course of the subsidiary banks' business during 2000, and the Company anticipates that such banking transactions will continue in the future. All loans and commitments to loan included in such banking transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing in the industry at the time for comparable transactions with non-insiders, and, in the opinion of management of the Company, did not involve more than a normal risk of collectibility or present other unfavorable features.

    At December 31, 2000, loans outstanding made by the Company and all subsidiary banks to directors, executive officers and nominees for directors of the Company (not including those subsidiary bank executive officers and directors who do not serve at the Company level) and principal shareholders of the Company and to persons or entities affiliated with such individuals aggregated $34,871,655.76. At December 31, 2000, all of such loans were current with respect to principal and interest.

    During 1994, the Company obtained approval from the Federal Reserve Bank of Dallas to engage in the activity of making loans to certain of its executive officers, directors, affiliates, and principal shareholders, and to certain executive officers and directors and their related interests of the subsidiary banks. In connection with such approval, the Company committed that all loans would be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the Company as those prevailing at the time for comparable transactions with or involving other non-affiliated borrowers, or in the absence of comparable transactions, on terms and under circumstances, including credit standards, that in good faith would be offered to or would apply to non-affiliated companies. As of December 31, 2000, loans outstanding made by the Company to such persons or entities aggregated $4,415,740.04 and all of said loans, which are described in the following paragraph, were made on terms and under circumstances consistent with the commitment made by the Company to the Federal Reserve Bank of Dallas.

    As of December 31, 2000, IBC Partners Investment Joint Venture and IBC Partners Organizational Joint Venture were indebted to the Company in the amount of $25,372 and $89,708, respectively. The two loans were extended as part of a single credit facility in connection with the formation of IBC Partners, Ltd. The two joint ventures are controlled by certain directors and executive officers of the Company or its subsidiary banks. The joint ventures repaid $38,063 and $152,212, respectively, on the credit facility during 2000. As of December 31, 2000, Dennis E. Nixon and his related interests were indebted to the Company in the amount of $4,230,740 in connection with three real estate and two consumer related loans. Mr. Nixon and his related interests repaid $716,399 on the related loans during 2000. As of December 31, 2000, R. David Guerra and his related interests were indebted to the Company in the amount of $185,000 in connection with two consumer loans. At December 31, 2000, all of the loans outstanding in the aggregate principal amount of $4,415,740 (as described in this paragraph and the foregoing paragraph) were current with respect to principal and interest.

    IBC and Sanchez Oil & Gas Corporation, a related interest of Antonio R. Sanchez, Jr., who is a director and principal shareholder of the Company, jointly own, in varying percentages certain aircraft used for business purposes by IBC, the other bank subsidiaries and Sanchez Oil and Gas Corporation. The net book value of IBC's aggregate interest in all of the aircraft as of April 5, 2001 was approximately $3.3 million. Each bank subsidiary and Sanchez Oil and Gas Corporation pay the pro rata expense related to their actual use of the aircraft.

                     FILING OF BENEFICIAL OWNERSHIP REPORTS

    Under the securities laws of the United States, the Company's directors, its executive officers and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file such reports by the applicable dates during 2000. The Company believes that all of these filing requirements were timely satisfied with the exception of one amended report filed by Antonio R. Sanchez, Jr. with respect to certain stock dividends and other transactions involving a family limited partnership and various trusts for the benefit of members of his family, which transactions were inadvertently not reported on a Form 4 filed by Mr. Sanchez during 2000. In making these disclosures, the Company has relied solely on written representations of its directors, executive officers and its ten percent holders and copies of the reports that they have filed with the Commission.

                                  PROPOSAL--2
                      APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors of the Company has appointed the firm of KPMG LLP to audit the accounts of the Company for the 2001 fiscal year. The firm has audited the books of the Company and its predecessor, IBC, annually since 1979.

    Audit services rendered by KPMG LLP for the fiscal year ended December 31, 2000 included the annual examination of the Company's financial statements, including reports to shareholders and the Securities and Exchange Commission; and consultation on accounting and related matters and services performed in connection with other regulatory filings.

    Representatives of KPMG LLP are expected to be present at the annual meeting of shareholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

    Approval of the appointment of independent auditors is not a matter which is required to be submitted to a vote of shareholders, but the Board of Directors considers it appropriate for the shareholders to express whether they approve or withhold their approval of the appointment. If shareholder approval should be withheld, the Board of Directors would consider an alternative appointment for the succeeding fiscal year. The Board of Directors of the Company recommends that the shareholders approve the appointment of KPMG LLP as the independent auditors. The affirmative vote of a majority of the shares present and entitled to vote thereon will constitute approval.

                                  PROPOSAL--3
           AMENDMENT OF THE 1996 INTERNATIONAL BANCSHARES CORPORATION
                               STOCK OPTION PLAN

    On April 5, 2001, the Board of Directors approved for submission to the shareholders and recommends that the shareholders approve an amendment (the "Amendment") to the 1996 International Bancshares Corporation Stock Option Plan (the "Plan"). The amendment provides for the addition of 300,000 new shares of Common Stock of the Company to the 300,000 shares of Common Stock already available under the Plan, for a total of 600,000 shares of the Company's Common stock to be available under the Plan. In the event the number of outstanding shares of Common Stock is changed by a stock dividend, split or combination of shares, or a merger, consolidation or recapitalization of the Company, a proportionate or equitable adjustment will be made in the number or kind of shares subject to unexercised options or available for options and in the purchase price for shares subject to unexercised options, to the extent permitted by the Plan.

    The Company has approved the Plan. The primary purpose of the Plan is to increase the interest of the officers, employees, consultants and advisors of the company (the "Eligible Persons") in its future growth and success through the added incentive created by the opportunity afforded for stock ownership under the Plan. The Company, through the Plan, seeks to motivate officers, employees, consultants and advisors and to attract highly competent individuals whose judgment, initiative and continuing effort will contribute to the success of the Company.

    The Plan provides that it will generally be administered by the Compensation Committee of the Board of Directors (the "Committee") and determines the terms and conditions under which options ("Options") to purchase shares of Common Stock may be awarded.

    The Committee has full and final authority to select those Eligible Persons who will be granted Options. The Committee will administer the Plan and will consist of members of the Board of Directors who are "disinterested persons" (as that term is defined in the rules and regulations under Section 16 of the Exchange Act) and "outside directors" (as that term is defined in the regulations promulgated under Section 162(m) of the Internal Revenue Code (the "Code"), as may be modified or amended). Within the limits of the Plan, the Committee determines the amounts, times, forms, terms and conditions of grants under the Plan. Participation in the Plan is determined by the Committee and may include any Eligible Persons selected by the Committee. There are approximately 1467 full-time employees of the Company and its subsidiaries and currently 239 of said employees participate in the 1996 Plan.

    Options granted under the Plan may be Incentive Stock Options ("ISO"), as defined in Section 422 of the Code, or options not qualifying for treatment as ISOs ("Nonstatutory Stock Options"). Subject to applicable provisions of the Code, the Committee determines the recipients of Options and the terms of the Options, including the type of Option, the number of shares for which an Option is granted, the term of the Option and the time(s) when the Option can be exercised. Restrictions on the exercise of an Option may, at the discretion of the Committee, be contained in the agreement with the participant or in the Committee's procedures. Each ISO must comply with all the requirements of
Section 422 of the Code. The Committee may in its discretion waive any condition or restriction on the exercise of an Option and may accelerate the time at which any Option is exercisable.

    The price per share of Common Stock subject to an Option (the "Option Price") is set by the Committee. In the case of ISOs, the Option Price may not be less than the fair market value of Common Stock (as determined in good faith by the Committee) on the date of the grant of the ISOs; provided, however, the Option Price of an ISO granted to an Eligible Person that owns 10% or more of the Common Stock my not be less than 110% of the fair market value of the Common Stock on the date of grant of the ISOs. In the case of Nonstatutory Stock Options, there are no restrictions with respect to the Option Price. The Committee also determines the manner in which the Option Price of an Option may be paid, which may include the tender of cash or securities or the withholding of Common Stock or any other arrangement satisfactory to the Committee.

    Options granted under the Plan may be exercisable for a period of up to 10 years from the date of grant, excluding ISOs granted to 10% shareholders which may be exercisable for a period of up to only 5 years. Within these limitation periods, the Committee will determine the expiration dates of Options. Options may be exercised at any time or from time to time, within their terms, in whole or in part, or otherwise as shall be determined by the Committee.

    Under the Code, a participant receiving a Nonstatutory Stock Option generally does not recognize taxable income upon the grant of the Option. A participant does, however, recognize ordinary income upon the exercise of a Nonstatutory Stock Option to the extent that the fair market value of Common Stock on the date of exercise exceeds the Option Price. The Company may deduct for Federal income tax purposes (with certain exceptions) an amount equal to the ordinary income so realized by the participant.

    The grant of an ISO does not result in taxable income to a participant. The exercise of an ISO also does not result in taxable income, provided that the employment requirements specified in the Code are satisfied, although such exercise may give rise to alternative minimum taxable income for the participant. In addition, if the participant does not dispose of Common Stock acquired upon exercise of an ISO during the statutory holding period, then any gain or loss upon the subsequent sale of Common Stock will be long-term capital gain or loss, assuming the shares represent a capital asset in the participant's hands. No deduction is allowed to the Company in connection with the grant or exercise of an ISO. However, the Company will be entitled to a deduction in the year that a disqualifying disposition occurs equal to the amount of ordinary income recognized by the participant.

    During the 2000 fiscal year, the Board of Directors approved the granting of several stock options to Eligible Persons of subsidiaries of the Company. The optionees have the right to purchase 133,000 shares of Common Stock of the Company at prices of $31.00 or $41.00 per share. The Company believes these prices to be the average fair market value of the Common Stock at the time of the grants. Most recently, on April 5, 2001 the closing sales price of the Company's Common Stock was $37.00.

    The Board of Directors may at any time terminate the Plan. The benefits that will be received under the Plan by particular individuals or groups are not determinable at this time. The benefits that were received for the 2000 fiscal year by the named executive officers pursuant to the Plan are summarized on tables on pages 9 and 10.

    The affirmative vote of the holders of a majority of the shares entitled to vote on this matter and represented in person or by proxy is required to approve the Amendment of the Plan. The Board of Directors recommends that the shareholders vote FOR the Amendment of the Plan. The accompanying proxy will be voted in favor of approval of the Amendment unless contrary instructions are noted on the proxy.

               SHAREHOLDER PROPOSALS FOR YEAR 2002 ANNUAL MEETING

    The 2002 Annual Meeting of Shareholders will be held on May 20, 2002. Proposals from shareholders intending to be present at the 2002 Annual Meeting, must be received in writing by the Company at its principal executive offices not later than December 17, 2001. The Company's principal executive offices are located at 1200 San Bernardo Avenue, Laredo, Texas 78040.

                                 OTHER MATTERS

    No business other than the matters set forth in this proxy statement is expected to come before the meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Company. In the event that any of the nominees for director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as Proxies will vote for such substitute nominee(s) as the Board of Directors recommends, or in the absence of such recommendation, such other persons as they consider to be in the best interest of the Company.

                                  INTERNATIONAL BANCSHARES CORPORATION
                                  Dennis E. Nixon
                                  President

Dated: April 16, 2001

THE COMPANY WILL PROVIDE SHAREHOLDERS WITH A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, FOR THE PERIOD ENDED DECEMBER 31, 2000, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, WITHOUT CHARGE, UPON WRITTEN REQUEST ADDRESSED TO THE TREASURER OF THE COMPANY, MS. IMELDA NAVARRO AT:

INTERNATIONAL BANCSHARES CORPORATION
P. O. Box 1359
Laredo, Texas 78042-1359
(956) 722-7611 Extension 6222

                      INTERNATIONAL BANCSHARES CORPORATION
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            CALLED FOR MAY 17, 2001

    The undersigned shareholder(s) of International Bancshares Corporation, a Texas corporation (the "Company"), hereby appoints Lester Avigael, Irving Greenblum, and Richard E. Haynes, and each of them, as Proxies, each with power to appoint his substitute, and hereby authorizes them to vote, as designated below, all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held on Thursday, May 17, 2001 at 7:00 P.M., local time, and at any adjournment of such meeting, with all powers which the undersigned would possess if personally present:

1. ELECTION OF DIRECTORS. Nominees: L. Avigael, I. Greenblum, R.D. Guerra, R.E. Haynes, D.B. Hastings, Jr., S. Neiman, P.J. Newman, D.E. Nixon,
    L. Salinas, A.R. Sanchez, Jr.

    / /  FOR, all nominees listed above                          / /  WITHHOLD AUTHORITY, to vote for all
                                                                     nominees listed above
    / /  FOR, all nominees listed above, except for the
        nominee(s) set forth on the line below

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)
--------------------------------------------------------------------------------

The Board of Directors recommends a vote FOR all nominees.

2. PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG LLP as the independent auditors of the Company for the 2001 fiscal year.

                    FOR  / /          AGAINST  / /         ABSTAIN  / /

The Board of Directors recommends a vote FOR the above proposal.

3. PROPOSAL TO APPROVE AN AMENDMENT TO ADD 300,000 ADDITIONAL SHARES to the 1996 International Bancshares Corporation Stock Option Plan as amended and restated.

                    FOR  / /          AGAINST  / /         ABSTAIN  / /

The Board of Directors recommends a vote FOR the above proposal.

4. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

EVERY PROPERLY SIGNED PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE THEREON. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ALL THE NOMINEES AND "FOR" PROPOSALS 2 AND 3 ABOVE.

    The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of the Company dated April 16, 2001.

Dated:
--------------------------------- , 2001
---------------------------------------------------------
                                            Signature(s)

                                            ------------------------------------
                                            (Signature should agree with name of
stock Certificate as stenciled thereon. Executors, Administrators, Trustees, etc. should so indicate when
                                            signing).

                                            THIS PROXY IS SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS

          YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO ITS EXERCISE
                I / / do / / do not plan to attend the Meeting.